Filed pursuant to Rule 424(b)(7)

Registration No. 333-168433

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Aggregate maximum offering price	Amount of registration fee (3)
Common Stock, par value $.0001 per share	601,926	$12.22	$7,355,538	$853.98

(1)          Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the common stock of the registrant offered hereby shall be deemed to cover additional securities to be issued as a result of stock splits, stock dividends or similar transactions.

(2)          Estimated for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low price of the common stock as provided by the Nasdaq Global Market on January 28, 2011.

(3)          Payment of the registration fee is being made in accordance with Rules 456(b) and 457(r).  In addition, $853.98 of the registration fee is being offset, pursuant to Rule 457(p) under the Securities Act, by the registration fees paid in connection with unsold securities registered by the registrant under Registration Statement No. 333-137124 (initially filed on September 6, 2006).

SUPPLEMENT NO. 1

(To Prospectus Supplement dated September 7, 2010 and Prospectus dated July 30, 2010)

Clean Energy Fuels Corp.

2,660,866 Shares of Common Stock

This supplement no. 1 modifies and supersedes certain information contained in the prospectus supplement dated September 7, 2010 (the “prospectus supplement”) and the prospectus dated July 30, 2010 (the “prospectus”), relating to the resale by the selling stockholder identified in the prospectus supplement of up to 2,660,866 shares of our common stock, par value $0.0001 per share.  We issued the shares of common stock to the selling stockholder in connection with our acquisition of the assets and business of I.M.W. Industries Ltd.  We will not receive any proceeds from the sale of shares being sold by the selling stockholder.

You should read this supplement no. 1 in conjunction with the prospectus supplement and the prospectus.  This supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the prospectus supplement and the prospectus, including any amendments or supplements to the prospectus supplement and the prospectus.  This supplement no. 1 is qualified by reference to the prospectus supplement and the prospectus, except to the extent that the information provided by this supplement no. 1 modifies or supersedes certain information contained in the prospectus supplement and the prospectus.

The selling stockholder may sell the shares of common stock from time to time in the open market, on the Nasdaq Global Market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of the prospectus supplement titled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “CLNE.” On January 28, 2011, the closing sale price of our common stock was $11.97 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on November 8, 2010 (which document is incorporated by reference into the prospectus supplement), as well as the other information contained or incorporated by reference in the prospectus supplement or in any supplement thereto before making a decision to invest in our securities. See “Available Information” in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this supplement no.1 is January 31, 2011.

SELLING STOCKHOLDER

The following information modifies and supersedes the selling stockholder table appearing under the caption “Selling Stockholder” in the prospectus supplement.

	Beneficial Ownership Prior to Offering		Number of Shares Offered	Beneficial Ownership After Offering
Name of Selling Stockholder	Number	Percentage	Hereby	Number	Percentage

B&M Miller Equity Holdings Inc.(1)	2,660,866	3.82%	2,660,866	—	—%

(1)           Bradley N. Miller has sole voting and dispositive power over the shares of common stock reported in the table above.  Mr. Miller was the President of I.M.W. Industries Ltd.  The shares being registered hereunder are a portion of the consideration received by I.M.W. and its affiliates in connection with our acquisition of the assets and business of I.M.W.  Mr. Miller is employed by us as President of our Clean Energy Compression Corp. subsidiary.